                          [LETTERHEAD OF WELLS FARGO]

                                                                       EXHIBIT 8



March 13, 1997



Robert Olsen
Chief Financial Officer
Leslie's Poolmart
20630 Plummer Street
Chatsworth, CA 91311

Dear Bob:

Subject to the terms and conditions included in our original commitment letter dated January 14, 1997 and amended February 21, 1997 (except as otherwise amended herein), Wells Fargo Bank is prepared to offer Leslie's Poolmart a Revolving Line of Credit based upon the following terms and conditions:


Amount:                         $40 Million
Term:                           Five years
Interest Rate:                  Initial rate of LIBOR plus 1.75% or Prime plus
                                .25% (thereafter subject to the pricing grid
                                as described in the original commitment letter)
Unused Commitment Fee:          .5% per annum (payable quarterly in arrears)
Upfront Commitment Fee:         .625% or $250,000
Covenants:                      As described in the original commitment letter
                                (subject to further negotiations on a best
                                efforts basis).
Participation Fees:             Bank reserves the right, at any time, to include
                                Participants in the Revolving Line of Credit.
                                Should the Bank include Participants, the Bank
                                reserves the right to charge Leslie's Poolmart
                                an annual Agent's Fee equal to $10,000 per
                                annum and a one-time Arrangement Fee equal to
                                $20,000.

Should you have any questions regarding the above, please do not hesitate to give me a call.

Sincerely,

/s/ BRIAN CARRICO

                                      47